SUB-ITEM 77D

MFS Global Total Return Fund, a series of MFS Series Trust VI added disclosure to its Principal Investment Policies section regarding U.S. Government securities and added disclosure regarding selection of fixed income investments, modified disclosure to its Principal Risks section regarding a clarification to the credit risks section of U.S. Government securities and a clarification to maturity risks of the mortgage-backed securities section, as described in the prospectus contained in the Post-Effective Amendment No. 22 to the Registration Statement (File Nos. 33-34502 811-6102), as filed with the Securities and Exchange Commission via EDGAR on February 25, 2005 under Rule 485 of the Securities Act of 1933. Such description is incorporated herein by reference.

MFS Utilities, a series of MFS Series Trust VI added disclosure to its Principal Investment Policies section regarding U.S. Government securities and added disclosure to its Principal Risks section regarding a clarification to the credit risks section of U.S. Government securities and a clarification to the maturity risks section of the mortgage-backed securities paragraph, as described in the prospectus contained in Post-Effective Amendment No. 22 to the Registration Statement (File Nos. 33-34502 and 811-6102) as filed with the Securities and Exchange Commission via EDGAR on February 25, 2005 under Rule 485 of the Securities Act of 1933. Such description is incorporated herein by reference.